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                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           WHITE CAP INDUSTRIES, INC.

                                       AND

                            WC RECAPITALIZATION CORP.

                                  JULY 21, 1999




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                                            TABLE OF CONTENTS
                                                                                               PAGE(S)
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ARTICLE I  DEFINITIONS.............................................................................1

                    Section 1.1         Certain Definitions........................................1
                    Section 1.2         Terms Generally............................................6

ARTICLE II  THE MERGER.............................................................................6

                    Section 2.1         The Merger.................................................6
                    Section 2.2         Conversion (or Retention) of Shares........................7
                    Section 2.3         Payment of Cash for Other Shares...........................8
                    Section 2.4         Proxy Materials...........................................10
                    Section 2.5         Exchange of Stock Certificates............................10
                    Section 2.6         Dissenting Shares.........................................10
                    Section 2.7         Stock Options.............................................11

ARTICLE III  THE SURVIVING CORPORATION............................................................12

                    Section 3.1         Certificate of Incorporation..............................12
                    Section 3.2         Bylaws....................................................12
                    Section 3.3         Directors and Officers....................................12

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................12

                    Section 4.1         Corporate Existence and Power.............................12
                    Section 4.2         Corporate Authorization...................................12
                    Section 4.3         Governmental Authorization................................13
                    Section 4.4         Non-contravention.........................................13
                    Section 4.5         Capitalization............................................13
                    Section 4.6         Reports and Financial Statements..........................14
                    Section 4.7         Disclosure Documents......................................15
                    Section 4.8         Absence of Certain Changes or Events......................15
                    Section 4.9         No Undisclosed Material Liabilities.......................17
                    Section 4.10        Litigation................................................17
                    Section 4.11        Taxes.....................................................17
                    Section 4.12        ERISA.....................................................19
                    Section 4.13        Labor Matters.............................................20
                    Section 4.14        Compliance with Laws and Court Orders.....................21
                    Section 4.15        Finders'Fees..............................................21
                    Section 4.16        Environmental Matters.....................................21
                    Section 4.17        Subsidiaries..............................................22

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                    Section 4.18        Year 2000 Compliance......................................22
                    Section 4.19        Insurance.................................................23
                    Section 4.20        Certain Business Practices................................23
                    Section 4.21.       Suppliers and Customers...................................23
                    Section 4.22.       Contracts.................................................24
                    Section 4.23.       Disclosure................................................25
                    Section 4.24.       Intellectual Property.....................................25
                    Section 4.25.       Related Party Transactions................................26
                    Section 4.26.       Assets....................................................26
                    Section 4.27.       Delaware Section 203......................................27

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF MERGERSUB............................................27

                    Section 5.1         Corporate Existence and Power.............................27
                    Section 5.2         Corporate Authorization...................................27
                    Section 5.3         Governmental Authorization................................27
                    Section 5.4         Non-contravention.........................................28
                    Section 5.5         Disclosure Documents......................................28
                    Section 5.6         Litigation................................................28
                    Section 5.7         Finders'Fees..............................................28
                    Section 5.8         Financing.................................................28
                    Section 5.9         Capitalization............................................29

ARTICLE VI  COVENANTS OF THE COMPANY..............................................................29

                    Section 6.1         Conduct of the Company....................................29
                    Section 6.2         Stockholder Meeting; Proxy Material.......................31
                    Section 6.3         Access to Information; Right of Inspection................32
                    Section 6.4         Other Potential Acquirers.................................32
                    Section 6.5         Resignation of Directors..................................34
                    Section 6.6         Notice....................................................34

ARTICLE VII  COVENANTS OF MERGERSUB...............................................................34

                    Section 7.1         Voting of Shares..........................................34
                    Section 7.2         Director and Officer Liability............................34

ARTICLE VIII  COVENANTS OF MERGERSUB AND THE COMPANY..............................................35

                    Section 8.1         Reasonable Best Efforts...................................35
                    Section 8.2         Certain Filings...........................................35
                    Section 8.3         Public Announcements......................................36
                    Section 8.4         Further Assurances........................................36
                    Section 8.5         Notices of Certain Events.................................36

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                                       ii
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ARTICLE IX  CONDITIONS TO THE MERGER..............................................................37

                    Section 9.1         Conditions to the Obligations of Each Party...............37
                    Section 9.2         Conditions to the Obligations of MergerSub................37
                    Section 9.3         Conditions to the Obligations of the Company..............39

ARTICLE X  TERMINATION............................................................................39

                    Section 10.1        Termination...............................................39
                    Section 10.2        Termination Fee...........................................40
                    Section 10.3        Effect of Termination.....................................41

ARTICLE XI  MISCELLANEOUS.........................................................................41

                    Section 11.1        Notices...................................................41
                    Section 11.2        Survival of Representations and Warranties................42
                    Section 11.3        Amendments'No Waivers.....................................43
                    Section 11.4        Expenses..................................................43
                    Section 11.5        Transfer Taxes............................................43
                    Section 11.6        Successors and Assigns....................................43
                    Section 11.7        Governing Law.............................................43
                    Section 11.8        Counterparts; Effectiveness...............................43
                    Section 11.9        Severability..............................................43
                    Section 11.10.      Specific Performance......................................44
                    Section 11.11       Entire Agreement; No Third-Party Beneficiaries............44
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                                       iii
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         EXHIBITS

         A.       Certificate of Incorporation of Surviving Corporation
         B-1.     Form of Employment Agreement for Greg Grosch
         B-2.     Form of Employment Agreement for Dan Tsujioka
         B-3.     Form of Employment Agreement for Richard Gagnon
         B-4.     Form of Employment Agreement for Chris Lane
         B-5.     Form of Employment Agreement for Jack Karg
         B-6.     Form of Employment Agreement for Brian Etter
         C.       Form of Stockholders Agreement

         ANNEX

         1.       Terms of Preferred Stock

         DISCLOSURE LETTER

         Section 4.1 - Corporate Existence and Power


         Section 4.4  - Non-Contravention
         Section 4.5  - Capitalization
         Section 4.8  - Absence of Certain Changes or Events
         Section 4.9  - No Undisclosed Material Liabilities
         Section 4.11 - Taxes
         Section 4.12 - ERISA
         Section 4.13 - Labor Matters
         Section 4.16 - Environmental Matters
         Section 4.17 - Subsidiaries
         Section 4.18 - Year 2000 Program
         Section 4.22 - Contracts
         Section 4.24 - Intellectual Property
         Section 4.25 - Related Party Transactions
         Section 4.26 - Assets
         Section 6.1  - Conduct of the Company

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 21, 1999 by and between White Cap Industries, Inc., a Delaware corporation (the "Company") and WC Recapitalization Corp., a Delaware corporation ("MergerSub").

                                    RECITALS

         A. As of the date hereof, certain holders of outstanding capital stock of the Company have entered into shareholder voting agreements (the "Voting Agreements") and executed irrevocable proxies (the "Irrevocable Proxies") constituting approximately forty-five percent (45%) of the outstanding capital stock of the Company.

         B. MergerSub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined below) and also to prescribe certain conditions to the Merger.

         C. It is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "Balance Sheet" shall mean the consolidated balance sheet of the Company as of March 27, 1999 (and the notes thereto) set forth in the Company's annual report on Form 10-K for the fiscal year ended March 27, 1999.

         "Balance Sheet Date" shall mean March 27, 1999.

         "Benefit Arrangements" shall have the meaning set forth in Section 4.12(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Share Exchange Ratio" shall have the meaning set forth in
Section 2.2(d).

         "Common Shares" shall mean the shares of Common Stock.

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         "Common Stock" shall mean the capital stock of the Company designated as common stock, .01 par value per share.

         "Company" shall mean White Cap Industries, Inc., a Delaware corporation.

         "Company Intellectual Property Rights" shall have the meaning set forth in Section 4.24.

         "Company Proxy Statement" shall have the meaning set forth in
Section 4.7.

         "Company SEC Reports" shall have the meaning set forth in Section
4.6.

         "Company Securities" shall have the meaning set forth in Section
4.5(b).

         "Company Stockholder Meeting" shall have the meaning set forth in
Section 6.2.

         "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of April 15, 1999 by and between the Company and Leonard Green & Partners, L.P.

         "Contracts" shall have the meaning set forth in Section 4.22.

         "Current Policies" shall have the meaning set forth in Section 7.2.

         "Delaware Corporate Law" shall mean the Delaware General Corporation Law, as amended.

         "Director Options" shall mean the outstanding options to acquire Shares granted to directors of the Company.

         "Disbursing Agent" shall have the meaning set forth in Section 2.3.

         "Disclosure Letter" shall have the meaning set forth in the preamble to Article IV.

         "Dissenting Shares" shall have the meaning set forth in Section 2.6.

         "DLJ" shall mean Donaldson, Lufkin & Jenrette Securities Corporation.

         "DLJ Senior Debt Fund" shall mean DLJ Capital Funding, Inc.

         "Effective Time" shall have the meaning set forth in Section 2.1(b).

         "Employee Benefit Plan" shall have the meaning set forth in Section 3(3) of ERISA.

         "Employee Options" shall mean the outstanding options to acquire Shares granted to employees of the Company.

         "Employee Plans" shall have the meaning set forth in Section 4.12(a).

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         "Environmental Laws" shall mean any and all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, relating to human health, natural resources, or the environment or to Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the notification, clean-up or other remediation thereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Expenses" shall have the meaning set forth in Section 10.2.

         "Financing" shall have the meaning set forth in Section 5.8.

         "Financing Letters" shall have the meaning set forth in Section 5.8.

         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

         "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, tribal, provincial, state, regional, local or municipal, including without limitation the United States Federal Communications Commission.

         "Hazardous Substances" shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are defined as "hazardous materials" "hazardous wastes," "hazardous substances," "wastes" or other similar designations in any Environmental Laws; (iii) without limitation, which contain asbestos and asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (iv) which pose a hazard to human health and safety, natural resources, or the environment.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Insurance Policies" shall have the meaning set forth in Section
4.19.

         "Irrevocable Proxies" shall have the meaning set forth in the Recitals.

         "Law" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws of a Governmental Authority.

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         "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Material Adverse Effect" shall mean with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on (i) the business, financial condition, results of operations, assets or liabilities of such party, (ii) the legality or enforceability against a party to this Agreement or (iii) the ability of a party to perform its obligations and to consummate the transactions under this Agreement. An adverse change in the market price or trading volume of the Shares shall not be deemed, by itself, to constitute a Material Adverse Effect.

         "Merger" shall have the meaning set forth in Section 2.1(a).

         "Merger Consideration" shall have the meaning set forth in Section 2.2(a).

         "MergerSub" shall mean WC Recapitalization Corp., a Delaware corporation.

         "MergerSub Common Shares" shall mean the common stock, $.01 par value, of MergerSub.

         "MergerSub Preferred Shares" shall mean the preferred stock of MergerSub.

         "MergerSub Securities" shall have the meaning set forth in Section
5.9.

         "New Financing Letters" shall have the meaning set forth in Section
5.8.

         "Notice of Superior Proposal" shall have the meaning set forth in
Section 6.4(b).

         "Other Shares" shall have the meaning set forth in Section 2.2(a).

         "Options" shall mean Employee Options and Director Options.

         "Pension Plans" shall have the meaning set forth in Section 4.12(a).

         "Permits" shall mean any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company.

         "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

         "Preferred Stock" shall have the meaning set forth in Section 2.2(c).

         "Preferred Stock Exchange Ratio" shall have the meaning set forth in
Section 2.2(d).

         "Proceeding" shall have the meaning set forth in Section 4.10.

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         "Property" shall have the meaning set forth in Section 4.27.

         "Related Parties" shall have the meaning set forth in Section 4.26.

         "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances into or upon the environment, including the air, soil, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

         "Replacement Policies" shall have the meaning set forth in Section
7.2.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shares" shall mean the Common Stock and the Series B Preferred Stock of the Company.

         "Share Exchange Ratio" shall have the meaning set forth in Section 2.2(d).

         "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Superior Proposal" shall have the meaning set forth in Section
6.4(c).

         "Surviving Corporation Shares" shall mean the common stock, .01 par value, of the Surviving Corporation.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

         "System" has the meaning set forth in Section 4.18.

         "Tax" or "Taxes" shall mean (A) all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax or other taxes, fees, assessments or charges of any kind whatsoever, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or other agreement that includes indemnification for any tax liability.

         "Tax Return" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Third Party" shall have the meaning set forth in Section 6.4(c).

         "Third Party Acquisition" shall have the meaning set forth in
Section 6.4(d).

         "Voting Agreements" shall have the meaning set forth in the Recitals.

         "Year 2000 Compliant" shall have the meaning set forth in Section
4.18.

         Section 1.2 TERMS GENERALLY. The definitions in Sections 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Sections, paragraphs and Exhibits and Schedules shall be deemed references to Sections or paragraphs of or Exhibits or Schedules to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in this Agreement or in any other Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                                   THE MERGER

          Section 2.1      THE MERGER.

                  (a) At the Effective Time, MergerSub shall be merged with and into the Company in accordance with Delaware Corporate Law and the terms and conditions hereof (the "Merger"). Upon consummation of the Merger, the separate existence of MergerSub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

                  (b) As soon as practicable after satisfaction of (or, to the extent permitted hereunder, waiver of) all conditions to the Merger, the Company and MergerSub will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware Corporate Law and make all other filings or recordings required by Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is certified by the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

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

                  (c) The Merger shall have the effects set forth in Sections 251, 259 and 261 of Delaware Corporate Law.

         Section 2.2 CONVERSION (OR RETENTION) OF SHARES. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of MergerSub, the Company or the holders of any of the following securities:

                  (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Common Stock issued upon the automatic conversion provisions applicable to the Company's preferred stock pursuant to Article IV of the Company's certificate of incorporation) other than: (i) any shares of Common Stock to be canceled pursuant to Section 2.2(b) and (ii) each share of Common Stock to remain outstanding pursuant to Section 2.2(c), shall be canceled and shall be converted automatically into the right to receive an amount equal to $16.50 in cash, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of common stock in the manner provided in Section 2.3; the shares of Common Stock being converted into the right to receive the Merger Consideration are hereinafter referred to as the "Other Shares".

                  (b) Each Share held in the treasury of the Company and each Share owned by MergerSub, if any, immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (c) 813,187 shares of Common Stock registered in the name of Greg Grosch, 57,216 shares of Common Stock registered in the name of Dan Tsujioka, 46,000 shares of Common Stock registered in the name of Richard Gagnon, 44,440 shares of Common Stock registered in the name of Chris Lane, 8,074 shares of Common Stock registered in the name of Jack Karg and 2,529 shares of Common Stock registered in the name of Brian Etter shall not be converted, exchanged or canceled as provided above but shall remain outstanding as agreed upon in the Voting Agreements. Immediately after the Effective Time, a portion of such outstanding shares of Common Stock shall be exchanged for newly-issued shares of preferred stock of the Company (the "Preferred Stock") such that, after such exchange, the individuals referred to in the first sentence of this Section 2.3(c) in the aggregate shall own Common Stock and Preferred Stock in the same proportion as shall the sole stockholder of MergerSub. The terms of the Preferred Stock are summarized in Annex 1 attached hereto.

                  (d) Each MergerSub Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of Common Stock (the "Common Share Exchange Ratio").

                  (e) Each MergerSub Preferred Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of Preferred Stock (the "Preferred Share Exchange Ratio").

                  (f) If between the date of this Agreement and the Effective Time the number of outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount of the Merger Consideration, the Common Share Exchange Ratio and the Preferred Share Exchange Ratio shall be correspondingly adjusted.

         Section 2.3       PAYMENT OF CASH FOR OTHER SHARES.

                  (a) At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by the Surviving Corporation which is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $100,000,000 (the "Disbursing Agent"), as agent for the holders of Other Shares, cash in the aggregate amount required to pay the Merger Consideration in respect of the Other Shares outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 2.3(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Other Shares and such cash shall not be used for any other purposes; provided that the Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 2.3(b) hereof. Each holder of a certificate or certificates representing Other Shares canceled and extinguished at the Effective Time pursuant to Section 2.2(a) hereof may thereafter surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of Other Shares, to effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time.

                  (b) After surrender to the Disbursing Agent of any certificate which prior to the Effective Time shall have represented any Other Shares, the Disbursing Agent shall promptly distribute to the person in whose name such certificate shall have been registered, a check in the amount of the Merger Consideration into which such Other Shares shall have been converted at the Effective Time pursuant to Section 2.2(a) hereof. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. The Surviving Corporation shall promptly after the Effective Time cause to be distributed to such holders appropriate materials to facilitate such surrender.

                  (c) If payment is to be made to a Person other than the registered holder of the Other Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Other Shares or establish to the satisfaction of the Disbursing Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Other Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Other Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

                  (e) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for Other Shares remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted his Other Shares into the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Other Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Other Shares seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) Any portion of the Merger Consideration made available to the Disbursing Agent pursuant to Section 2.5(a) to pay for Other Shares for which dissenter's rights have been perfected shall be returned to the Surviving Corporation, upon demand.

                  (g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Other Shares.

                  (h) From and after the Effective Time, the holders of Other Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Other Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

                  (i) In the event that any Other Share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Other Share certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such holder of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Other Share certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Other Share certificate the Merger Consideration, cash in lieu of fractional Other Shares, and unpaid dividends and distributions on Other Shares deliverable in respect thereof pursuant to this Agreement and the Merger.

                  Section 2.4 PROXY MATERIALS. In connection with the Company Stockholder Meeting, the Company shall prepare and file with the SEC the Company Proxy Statement relating to the transactions contemplated by this Agreement and the Merger and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company's stockholders, all as soon as reasonably practicable; provided, that prior to the filing of the Company Proxy Statement, the Company shall consult with MergerSub with respect to such filings and shall afford MergerSub reasonable opportunity to comment thereon. MergerSub shall provide the Company with any information for inclusion in the Company Proxy Statement which may be required under applicable law and which is reasonably requested by the Company. The Company shall promptly notify MergerSub of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or for additional information, and will promptly supply MergerSub with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Stockholder Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company will promptly inform MergerSub. In such case, the Company, with the cooperation of MergerSub, will, upon learning of such event, promptly prepare and mail such amendment or supplement; provided, that prior to such mailing, the Company shall consult with MergerSub with respect to such amendment or supplement and shall afford MergerSub reasonable opportunity to comment thereon. The Company will notify MergerSub at least 24 hours prior to the mailing of the Company Proxy Statement, or any amendment or supplement thereto, to the stockholders of the Company.

                  Section 2.5 EXCHANGE OF STOCK CERTIFICATES. Immediately after the Effective Time, the Surviving Corporation shall deliver to the record holder of the certificates which immediately prior to the Effective Time represented all the outstanding shares of MergerSub Common Shares that were converted into the right to receive shares of Common Stock or Preferred Stock in accordance with Section 2.2(d), in exchange for such certificates, duly endorsed in blank, share certificates, registered in the name of such record holder, representing the number of shares of Common Stock and Preferred Stock to which such record holder is so entitled by virtue of
Section 2.2(d). Such certificate will bear a legend restricting the transferability of such shares to the extent contemplated by the Stockholders Agreement referred to in Section 9.2(h), which restrictions include restrictions designed to assure the Surviving Corporation that these shares will not be offered or sold in contravention of any federal or state securities laws.

         Section 2.6 DISSENTING SHARES. Notwithstanding Section 2.2, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by Delaware Corporate Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Corporate Law. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of Delaware Corporate Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Corporate Law; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in Section 262 of Delaware Corporate Law, (ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Shares or lost his right to relief as a dissenting stockholder and payment for his Shares under Section
262 of Delaware Corporate Law or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Corporate Law, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Shares and each such Share shall be converted into the right to receive the appropriate Merger Consideration without interest thereon, from the Surviving Corporation as provided in
Section 2.2. The Company shall give MergerSub prompt notice of any demands received by the Company for relief as a dissenting stockholder and MergerSub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerSub, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.7       STOCK OPTIONS.

                  (a) Each Option that has an exercise price of equal to or greater than $16.50 shall be canceled at the Effective Time.

                  (b) Immediately prior to the Effective Time, all other outstanding Options shall be canceled and, in lieu thereof, as soon as reasonably practicable as of or after the Effective Time, the holders of such Options shall receive a cash payment from the Company equal to the product of
(i) the total number of Shares previously subject to such Option and (ii) the excess of the Merger Consideration that would be paid with respect to the Share subject to such Option if the Option were exercised over the exercise price per Share subject to such Option, as reduced by any required withholding of taxes.

                  (c) Prior to the Effective Time, the Company shall (i) take all steps necessary to cause the Company's stock option plans to be terminated on or prior to the Effective Time and to otherwise make any amendments to the terms of such stock option plans that are necessary to give effect to the transactions contemplated by this Agreement, and (ii) use all necessary efforts to obtain at the earliest practicable date all written consents from holders of Options to the cancellation of such holder's Options to take effect at the Effective Time. Notwithstanding any other provision of this Section, payment may be withheld in respect of any Director Option or Employee Option until necessary or appropriate consents are obtained with respect to such Director Option or Employee Option.

                                   ARTICLE III
                            THE SURVIVING CORPORATION

         Section 3.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect immediately prior to the Effective

Time shall be amended as of the Effective Time as set forth in EXHIBIT A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance therewith and with applicable law.

         Section 3.2 BYLAWS. The bylaws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance therewith and in accordance with applicable law.

         Section 3.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of MergerSub at the Effective Time shall be the directoris of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to MergerSub that except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to MergerSub by the Company concurrently with entering into this Agreement (the "Disclosure Letter"):

         Section 4.1 CORPORATE EXISTENCE AND POWER. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the Company and it Subsidiaries are qualified to do business in the states shown on Section 4.1 of the Disclosure Letter. The Company has heretofore made available to MergerSub true and complete copies of the currently effective amended and restated certificate of incorporation and bylaws or similar organizational documents of the Company and its Subsidiaries (as the same may be amended and restated as of the date hereof).

         Section 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (i) are within the Company's corporate powers and (ii) except for the adoption of this Agreement by the affirmative vote of a majority in voting interests of the Shares, have been duly authorized by all necessary corporate and stockholder action. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Corporate Law;
(ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with the applicable requirements of the Securities Act; (v) compliance with any applicable foreign or state securities or Blue Sky laws;
(vi) the filing of appropriate documents with the relevant authorities of the jurisdictions in which the Company is qualified to do business; and (vii) such other items (A) required solely by reason of the participation of MergerSub in the Merger or (B) that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.4 NON-CONTRAVENTION. Other than as set forth in Section
4.4 of the Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, writ, injunction, order or decree of any court or Governmental Authority binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries except, in the case of clauses (ii), (iii) and (iv), for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not result in any cost, loss or damage to the Company in excess of Two Million Dollars ($2,000,000) in the aggregate.

         Section 4.5       CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock of which as of July 15, 1999 there were 10,725,791 shares issued and outstanding and (ii) 60,000 shares of Series B Preferred Stock, $6,000 par value, all of which as of July 15, 1999 were issued and outstanding. As of July 15, 1999 there were outstanding Options to purchase an aggregate of 726,640 Common Shares (of which Options to purchase an aggregate of 148,068 Common Shares were vested and exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b) Except as set forth in this Section 4.5 and except for changes since July 15, 1999 resulting from the exercise of Options outstanding on such date, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, (iii) options or other rights to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iv) no equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (b)(i), (ii), (iii) and (iv) being referred to collectively as the "Company Securities"). Except as set forth on Section 4.5 of the Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or any preemptive rights with respect thereto.

         Section 4.6       REPORTS AND FINANCIAL STATEMENTS.

                  (a) The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since August 15, 1997 under the Securities Act or the Exchange Act (such documents, as supplemented or amended since the time of filing, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports, including without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods set forth therein, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect).

                  (b) The Company has heretofore made available or promptly will make available to MergerSub a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof which are required to be filed with the SEC but have not yet been filed with the SEC.

         Section 4.7 DISCLOSURE DOCUMENTS. The proxy statement (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger will not, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by MergerSub for inclusion therein.

         Section 4.8       ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Since the Balance Sheet Date, and except as discussed in the Company SEC Reports, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, neither the Company nor any of its Subsidiaries has engaged in any transaction or series of related transactions material to the Company and its Subsidiaries taken as a whole other than in the ordinary course consistent with past practice, and there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

                  (b)      Without limiting the generality of the foregoing
Section 4.8(a), since the Balance Sheet Date and except as disclosed in the Company SEC Reports or Section 4.8 of the Disclosure Letter, there has not been:

                           (i) any damage, destruction or loss to any of the assets or properties of the Company or any of its Subsidiaries that, individually or in the aggregate, has a Material Adverse Effect on the Company;

                           (ii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the Company's capital stock or any repurchase, redemption or other purchase by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

                           (iii) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any of its Subsidiaries for consideration in the aggregate in excess of One Million Dollars ($1,000,000) or other than in the ordinary course of business consistent with past practices;

                           (iv) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration, or any loans or advances to any Person in excess of One Million Dollars ($1,000,000) in the aggregate;

                           (v) any incurrence of or guarantee with respect to any indebtedness for borrowed money by the Company or any of its Subsidiaries other than pursuant to the Company's existing credit facilities in the ordinary course of business or any creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset;

                           (vi) any material change in any method of accounting or accounting practice used by the Company or any of its Subsidiaries, other than such changes required by a change in law or generally accepted accounting principles;

                           (vii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any of its Subsidiaries and any employee, in each case other than sales commission agreements and product promotional agreements entered into in the ordinary course of business consistent with past practice, (B) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company's employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or generally applicable to all or any category of the Company's employees or (D) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of (B) and (C) above, increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any of its Subsidiaries;

                           (viii) any revaluing in any material respect any of the assets of the Company or any of its Subsidiaries, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                           (ix) any loan, advance or capital contribution made by the Company or any of its Subsidiaries to, or investment in, any person other than loans, advances or capital contributions, or investments of the Company made in the ordinary course of business consistent with past practices; or

                           (x) any agreement to take any actions specified in this Section 4.8(b), except for this Agreement.

         Section 4.9 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than liabilities and obligations which, individual or in the aggregate, will not have a Material Adverse Effect on the Company, and other than:

                           (i) liabilities disclosed in the Company SEC Reports filed prior to the date hereof;

                           (ii) actual trade payables incurred in the ordinary course of business consistent with past practices;

                           (iii) liabilities incurred to perform this Agreement; and

                           (iv) those set forth in Section 4.9 of the Disclosure Letter.

         Section 4.10 LITIGATION. Except as set forth in the Company SEC Reports filed prior to the date hereof, (a) there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or their respective properties before any court or arbitrator or any Governmental Authority which, if determined adversely, would reasonably be expected to have a Material Adverse Effect on the Company (a "Proceeding") and (b) to the knowledge of the Company, there is no basis for any such Proceeding.

         Section 4.11      TAXES.

                  (a) Except as set forth on Section 4.11 to the Disclosure Letter, the Company:

                           (i) has timely paid or caused to be paid all Taxes required to be paid by it (including, but not limited to, any such Taxes shown due on any Tax Return). The accrual for current Taxes payable in the latest financial statements included or incorporated by reference in the Company SEC Reports is adequate to cover all Taxes attributable to periods or portions thereof ending on the date of such financial statements, and no Taxes attributable to periods following the date of such financial statements have been incurred other than in the ordinary course of business;

                           (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed, and all Tax Returns filed by the Company are true, correct and complete and accurately set forth all items to the extent required to be included therein; and

                           (iii) has not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

                  (b) The Company has made available to MergerSub true, correct and complete copies of all federal Tax Returns filed by or on behalf of the Company or any of its Subsidiaries through the date hereof for the periods ending on or before March 31, 1998.

                  (c)      Except as set forth in Section 4.11 to the Disclosure
Letter:

                           (i) the Company has not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised by the Internal Revenue Service or any other taxing authority in connection with any Tax Return filed by or on behalf of the Company;

                           (ii) there are no pending Tax audits and no waivers of statutes of limitations have been given or requested;

                           (iii) no Liens have been filed against the Company, except for Liens for current Taxes not yet due and payable for which adequate reserves have been provided for in the latest balance sheet of the Company;

                           (iv) no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company;

                           (v) the Company has not received notice within the last three years from any taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

                           (vi) the Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party;

                           (vii) the Company is not a party to a Tax sharing, Tax allocation or similar agreement and is not bound by any closing agreement, offer in compromise or other agreement with any Tax authority; and

                           (viii) except in accordance with past practice, the Company has not taken any action that would have the effect of deferring any taxable income of the Company from any taxable period or portion thereof ending before the Effective Time to any period following the Effective Time. The Company is not required to include in its income any adjustment pursuant to Section 481 of the Code following the Effective Time.

         Section 4.12      ERISA.

                  (a) Section 4.12(a) of the Disclosure Letter sets forth a list identifying each "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), material benefit arrangement, plan, or policy, including without limitation, (i) each deferred compensation plan, (ii) each equity compensation plan, (iii) each plan or arrangement providing severance benefits ("Benefit

Arrangements") which (i) is subject to any provision of ERISA or (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) within the last three (3) years, under which the Company has any liability. The most recent copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been made available to MergerSub together with (A) the most recent annual reports (Form 5500 including applicable schedules and financial reports) or ERISA alternative compliance statements prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this Section 4.12, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above.

                  (b) Neither the Company nor any of its affiliates maintains or contributes to or has maintained or contributed to within the last five (5) years a Pension Plan subject to Title IV of ERISA or Section 412 of the Code. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

                  (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Plan is so qualified and no amendments have been adopted since the receipt of such determination letter that would result in the revocation of such letter. The Company has made available to MergerSub copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Nothing has occurred since the date of the most recent Internal Revenue Service determination letters that would adversely affect the tax-qualified status of any Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan other than any non-compliance which could not have a Material Adverse Effect.

                  (d) Except as set forth on Section 4.12(d) of the Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code or that could obligate the Company to make any payments that will not be fully deductible by virtue of Section 162(m) of the Code.

                  (e)      Except as disclosed in writing to MergerSub on
Section 4.12(e) of the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

                  (f) Except as disclosed on Section 4.12(f) of the Disclosure Letter, the Company is not a party to or subject to (i) any employment contract or arrangement providing for annual future compensation of $200,000 or more with any officer, consultant, director or employee, or that have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year; (ii) any severance agreements, programs and policies with or relating to its employees except programs and policies required to be maintained by law; or (iii) any plans, programs, agreements and other arrangements with or relating to its employees which contain change in control provisions. The Company has made available to MergerSub copies (or descriptions in detail reasonably satisfactory to MergerSub) of all such agreements, plans, programs and other arrangements.

                  (g) Except as disclosed in Section 4.12(g) of the Disclosure Letter, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or similar agreement or arrangement disclosed in this Agreement solely by reason of the Company's entering into this Agreement or in connection with the transactions contemplated by this Agreement.

         Section 4.13      LABOR MATTERS.

                  (a) There are no strikes, slowdowns, work stoppages, lockouts, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to the knowledge of Company, threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries which could have a Material Adverse Effect on the Company. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries except as disclosed in Section 4.13 of the Disclosure Letter. There are no pending or, to the knowledge of the Company, threatened charges or complaints against the Company or its Subsidiaries by the National Labor Relations Board or any comparable state agency which, if adversely determined, would have a Material Adverse Effect on the Company.

         Section 4.14 COMPLIANCE WITH LAWS AND COURT ORDERS. Neither the Company nor its Subsidiaries is in violation of, nor has it since January 1, 1997 violated, and to the knowledge of the Company nothing is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable Law, except for possible violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. This Section does not relate to matters with respect to

Taxes or Environmental Laws which are exclusively the subject of Sections
4.11 and 4.16, respectively.

         Section 4.15 FINDERS' FEES. With the exception of fees payable to DLJ and BancBoston Robertson Stephens Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.16      ENVIRONMENTAL MATTERS.

                  (a)      Except as set forth in the Company SEC Reports or on
Section 4.16 of the Disclosure Letter:

                           (i) the Company is and has at all times been in compliance in all material respects with all Environmental Laws;

                           (ii) except in accordance with Permits, there has been no Release of Hazardous Substances at any real property that is or was owned or operated by the Company during the period of such ownership or operation except for Releases which would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

                           (iii) no notice, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against, the Company nor has any penalty been assessed against the Company with respect to any alleged violation of any Environmental Law;

                           (iv) the Company has not disposed or arranged for the disposal of Hazardous Substances on any third party property that has resulted in or may reasonably be expected to result in the Company to material liability under any Environmental Law; and

                           (v) no underground tanks, asbestos-containing material or polychlorinated biphenyls are or have been located on real property that is owned or operated by the Company nor were any underground tanks, asbestos-containing material or polychlorinated biphenyls located on real property formerly owned or operated by the Company during the period of the Company's ownership or operations of such real property, or to the knowledge of the Company, prior to the period of the Company's ownership or operations of such real property.

                  (b) There are no material Permits issued pursuant to or required under any Environmental Law which require the consent, notification, approval or other action of any Person to remain in full force and effect following consummation of the transactions contemplated hereby. A true and complete list of all material Permits issued pursuant to or required under Environmental Laws is set out in Section 4.16 of the Disclosure Letter attached hereto.

                  (c) There has been no written report of any environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge and has in its possession or control relating to the business of the Company or any real property that is owned or operated by the Company which has not been made available to MergerSub.

                  (d) The Company has not agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

         Section 4.17 SUBSIDIARIES. Section 4.17 of the Disclosure Letter lists each Subsidiary of the Company together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company. Except as disclosed in the Company SEC Reports, all the outstanding shares of capital stock of each Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company, by another Subsidiary or by the Company and another such Subsidiary, free and clear of all Liens or any other limitation or restriction. Except for the capital stock of the Subsidiaries and except for the ownership interests set forth in the Company SEC Reports, the Company does not own directly or indirectly, any capital stock or other ownership interest in any other Person.

         Section 4.18      YEAR 2000 PROGRAM.

                  (a) Except as described in Section 4.18 of the Disclosure Letter or otherwise disclosed in the Company SEC Reports, to the knowledge of the Company, the Company's central operating and accounting systems described in the Company's most recently filed Form 10-K (the "System") are Year 2000 Compliant.

                  (b)      "Year 2000 Compliant" means the System:

                           (i) will accurately input, process and output all date and time data, whether from years in the same century or in different centuries, including by yielding correct results in arithmetic operations, comparisons, sequencing and sorting of date and time data and in leap year calculations; and

                           (ii) will not operate abnormally or cease to operate, return an error message or otherwise fail due to date- or time-related processing relating to the then current date being on or after January 1, 2000 or any other date.

                  (c) To the Company's knowledge, no inability exists on the part of any material System supplier or material service provider to timely ensure that the Company's System is Year 2000 Compliant.

         Section 4.19 INSURANCE. Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

         Section 4.20 CERTAIN BUSINESS PRACTICES. None of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries has participated in any boycotts.

         Section 4.21 SUPPLIERS AND CUSTOMERS. The documents and information supplied by the Company to MergerSub or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, the Company has received no notices of termination or material alteration of a contract or business relationship, or written threats of any such action from any of the five (5) largest suppliers or the five (5) largest customers of the Company and its Subsidiaries.

         Section 4.22 CONTRACTS. (a) Section 4.22 of the Disclosure Letter contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.12 of the Disclosure Letter and real property leases set forth in Section 4.26 of the Disclosure Letter) of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.12 of the Disclosure Letter and the real property leases set forth in Section 4.26 of the Disclosure Letter, the "Contracts"):

                           (i) Contracts requiring annual expenditures by or liabilities of the Company and its Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000) which have a remaining term in excess of one hundred eighty (180) days or are not cancelable (without material penalty, cost or other liability) within one hundred eighty
         (180) days;

                           (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of Two Hundred Fifty Thousand Dollars ($250,000).

                           (iii) Contracts containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business (other than prohibitions against engaging in business relating to specific product lines) or compete with any person, in any product line or line of business, or operate at any location;

                           (iv) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party has been entitled or is reasonably expected to be entitled to share in profits or losses of the Company or its Subsidiaries;

                           (v) Contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year;

                           (vi) other Contract or commitment in which the Company or any of its Subsidiaries has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory; and

                           (vii) to the knowledge of the Company, as of the date hereof any other Contract the performance of which could be reasonably expected to require expenditures by the Company or any of its Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000).

                  (b) Except as set forth in Section 4.22 of the Disclosure Letter, true and complete copies of the written Contracts and descriptions of verbal Contracts, if any, have been delivered or made available to MergerSub. Each of the Contracts is a valid and binding obligation of the Company and, to the Company's knowledge without any investigation, the other parties thereto, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. To the knowledge of the Company, except for the execution of this Agreement and the consummation of the transactions contemplated hereby and thereby, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Contract identified in Section 4.22 of the Disclosure Letter in response to paragraph (ii) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

                  (c) None of the Company or its Subsidiaries is in breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         Section 4.23 DISCLOSURE. None of the representations or warranties made by the Company herein or in any schedule hereto, including the Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, or in the Company SEC Reports, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

         Section 4.24      INTELLECTUAL PROPERTY.

                  (a) Each of the Company and its Subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (the "Company Intellectual Property Rights") except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Material Adverse Effect on the Company.

                  (b) The validity of the Company Intellectual Property Rights and the title thereto of the Company or any Subsidiary, as the case may be, is not being questioned in any pending litigation proceeding to which the Company or any Subsidiary is a party nor, to the knowledge of the Company, is any such litigation proceeding threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and except as set forth in Section 4.24 of the Disclosure Letter, the conduct of the business of the Company and its Subsidiaries as now conducted does not, to the knowledge of the Company, infringe any valid patents, trademarks, trade names, service marks or copyrights of others, and the consummation of the transactions completed by this Agreement will not result in the loss or impairment of any Company Intellectual Property Rights.

         Section 4.25 RELATED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports or Section 4.25 of the Disclosure Letter, (a) no beneficial owner of 5% or more of the Company's outstanding capital stock, or (b) officer or director of the Company or (c) any Person (other than the Company) in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "Related Parties") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, the Company or any of its Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its Subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting an Employee Plan. Following the Effective Time, except for obligations set forth in this Agreement, neither the Company nor any of its Subsidiaries will have any obligations to any Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time and (ii) the obligations set forth in the Company SEC Reports and Section 4.25 of the Disclosure Letter.

         Section 4.26      ASSETS.

                  (a) The assets and properties of the Company and its Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the business and operations of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries have good and marketable title to or a valid leasehold estate in
(i) all personal properties and assets reflected on the Company's Balance Sheet at the Balance Sheet Date (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) Section 4.26 of the Disclosure Letter sets forth (i) a complete and accurate list of each improved and unimproved real property (a "Property") owned or leased by the Company or any of its Subsidiaries, and the current use of such Property and indicating whether the Property is owned or leased, (ii) a complete and accurate list of all leases pursuant to which the Company or any of its Subsidiaries lease personal property and which require an annual expenditure by the Company or any of its Subsidiaries individually in excess of One Hundred Thousand Dollars ($100,000) or which are not cancelable (without material penalty, cost or other liability) within one year and (iii) with respect to each lease for real property, the term (including renewal options) and current fixed rent.

                  (c) Except as set forth in Section 4.26 of the Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings relating to any of the Properties of the Company and its Subsidiaries, except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 4.27 DELAWARE SECTION 203. The provisions of Section 203 of Delaware Corporate Law will not apply to this Agreement, as it may be amended from time to time, or any of the transactions contemplated hereby. The Company has heretofore delivered to MergerSub a complete and correct copy of the resolutions of the Board of Directors of the Company to the effect that pursuant to 203(a)(1) of the Delaware Corporate Law, the restrictions contained in
Section 203 of Delaware Corporate Law are and shall be inapplicable to the Merger and the transactions contemplated by this Agreement, as it may be amended from time to time.



                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF MERGERSUB

         MergerSub represents and warrants to the Company that:

         Section 5.1 CORPORATE EXISTENCE AND POWER. MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. Since the date of its incorporation, MergerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         Section 5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby are within the corporate powers of MergerSub and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of MergerSub.

         Section 5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger in accordance with Delaware Corporate Law,
(b) compliance with any applicable requirements of the HSR Act; (c) compliance with the applicable requirements of the Exchange Act; (d) compliance with the applicable requirements of the Securities Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) such other items the failure of which to be obtained will not have a Material Adverse Effect on MergerSub.

         Section 5.4 NON-CONTRAVENTION. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of MergerSub, (b) contravene, conflict with or constitute a violation of any provision of law, regulation, judgment, order or decree binding upon MergerSub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of MergerSub or to a loss of any benefit to which MergerSub is entitled under any agreement, contract or other instrument binding upon MergerSub which in the aggregate would have a Material Adverse Effect on MergerSub.

         Section 5.5 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by MergerSub for inclusion in the Company Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 5.6 LITIGATION. There is no action, suit or proceeding, claim, arbitration or investigation against MergerSub pending or, to MergerSub's knowledge, threatened against MergerSub or any of its properties, assets or rights before any court, arbitrator or administrative or environmental body, which could prevent MergerSub from consummating the transactions contemplated by this Agreement.

         Section 5.7 FINDERS' FEES. Except for the parties providing the Financing, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of MergerSub who would be entitled to any fee or commission from MergerSub or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 5.8 FINANCING. MergerSub shall have at the Closing sufficient cash through a combination of committed capital from its investors and commitments from financial institutions, subject to the conditions set forth in the Financing Letters (as defined below), to enable it to pay the full Merger Consideration as provided herein, to make all other necessary payments by it in connection with the Merger (including the repayment of certain outstanding indebtedness of the Surviving Corporation) and to pay all of the related fees and expenses (the "Financing"). The Company shall use all reasonable efforts to cooperate with and assist MergerSub in obtaining the Financing. The parties acknowledge that financing letters from the following Persons have been delivered to the Board of Directors of the Company: (y) Leonard Green & Partners, L.P. and (z) DLJ Capital Funding, Inc. and DLJ Bridge Finance, Inc. (collectively, the "Financing Letters"). Notwithstanding anything in this Section 5.8 to the contrary, the Financing Letters delivered to the Board of Directors of the Company on or before the date of this Agreement may be superseded at the option of MergerSub after the date hereof but prior to the Effective Time by letters (the "New Financing Letters") delivered to the Board of Directors of the Company which contemplate co-investment by a third party, which New Financing Letters shall be identical in all material respects to the Financing Letters except for changes necessary to reflect the co-investment, provided that the terms of the New Financing Letters shall not have any adverse effect upon the ability to consummate, or expand upon the conditions precedent to, the Financing as set forth in the Financing Letters. In such event, the term "Financing Letters" as used herein shall be deemed to refer to the New Financing Letters.

         Section 5.9 CAPITALIZATION. As of the date hereof, the authorized capital shares of MergerSub consists of 1,000 shares of common stock, $.01 par value per share, of which as of the date hereof there were outstanding 10 shares. Immediately prior to the Effective Time, the authorized capital shares of MergerSub will consist of (i) 3,500,000 shares of common stock, $.01 par value per share, of which immediately prior to the Effective Time there will be outstanding 2,151,516 shares and (ii) 21,000,000 shares of preferred stock, of which immediately prior to the Effective Time there will be 2,600,000 shares outstanding. All outstanding capital stock of MergerSub have been duly authorized and validly issued and are fully paid and nonassessable. As of the moment immediately prior to the Effective Time, except as set forth in this Section 5.9, there will be, (A) no capital stock or other voting securities of MergerSub, (B) no securities of MergerSub convertible into or exchangeable for capital stock of MergerSub and (C) no options or other rights to acquire from MergerSub, and no obligation of MergerSub to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MergerSub (the items referred to in clauses (A), (B) and (C) being referred to collectively as the "MergerSub Securities"). There are no outstanding obligations of MergerSub to repurchase. redeem or otherwise acquire any MergerSub Securities.

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

         Section 6.1 CONDUCT OF THE COMPANY. Except for matters set forth in
Section 6.1 of the Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of MergerSub (which shall not be unreasonably withheld) from the date hereof to the Effective Time, the Company shall carry on its business in the ordinary and usual course of business and consistent with past practice and shall use its reasonable best commercial efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material federal, state and local Permits that are required for the Company or any of its Subsidiaries to carry on its business, (iii) keep available the services of its key officers and employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Disclosure Letter attached hereto or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of MergerSub (which shall not be unreasonably withheld), prior to the Effective Time, the Company shall not and shall not permit its Subsidiaries to:

                  (a) adopt any change in its amended and restated certificate of incorporation or bylaws or comparable organizational documents;

                  (b) except pursuant to existing agreements or arrangements (i) acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities; (ii) waive, release, grant, or transfer any rights of material value; (iii) modify or change in any material respect any material Permit; (iv) except to refund or refinance commercial paper, incur, assume or prepay any indebtedness for borrowed money except in the ordinary course of business, consistent with past practice; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or trade payables of any other Person, except in the ordinary course of business consistent with past practice; (vi) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business, consistent with past practice; (vii) authorize any capital expenditure or expenditures not in the ordinary course of business that have not been authorized and approved prior to the date hereof (other than the Company's computer upgrade currently in process) which (A) individually is in excess of Five Hundred Thousand Dollars ($500,000) or (B) in the aggregate, from the date hereof to and including October 31, 1999, are in excess of Two Million Dollars ($2,000,000) or (C) in the aggregate, inclusive of amounts in clause (B) above, from the date hereof to and including January 31, 2000, are in excess of Five Million Dollars ($5,000,000); (viii) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; (ix) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon; (x) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries, taken as a whole; or (xi) amend, modify or waive in any material respects any right under any material contract of the Company or any of its Subsidiaries;

                  (c) take any action that would result in any representation and warranty of the Company hereunder becoming untrue in any material respects as of the Effective Time;

                  (d) split, combine or reclassify any shares of, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

                  (e) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees (or support any portion thereof) or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements); provided, however, that notwithstanding the foregoing, the Company shall be entitled to adopt or amend any bonus, profit sharing, compensation, severance, deferred compensation, termination of employment agreement for the benefit and welfare of any individual employee (excluding officers), or increase in any manner the compensation or fringe benefits of any such employee in each case in the ordinary course of business and consistent with past practice;

                  (f) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

                  (g) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, or as otherwise required by the terms thereof;

                  (h) make any material Tax election or settle or compromise any material Tax liability;

                  (i) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                  (j) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities (except bank loans) or equity equivalents;

                  (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

                  (l) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any Subsidiary; or

                  (m)      agree or commit to do any of the foregoing.

         Section 6.2 STOCKHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the Merger. In connection with such meeting, the Company (i) will as promptly as practicable prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary vote for adoption by its stockholders of this Agreement and the Merger and shall take all other action necessary or, in the reasonable opinion of MergerSub, advisable to secure any vote of stockholders required by Delaware Corporate Law to effect the Merger and (iii) will otherwise comply with all legal requirements applicable to such meeting.

         Section 6.3 ACCESS TO INFORMATION; RIGHT OF INSPECTION. From the date hereof until the Effective Time, the Company will give MergerSub, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company (so long as such access does not unreasonably interfere with the operations of the Company), will furnish to MergerSub, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with MergerSub in its investigation of the business of the Company; provided that any information provided to MergerSub pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement.

         Section 6.4       OTHER POTENTIAL ACQUIRERS.

                  (a) Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with or provide any non-public information to any person or group (other than MergerSub or its affiliates or any designees of MergerSub or its affiliates) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the Board of Directors of the Company from
(i) taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer; and (ii) conducting such "due diligence" inquiries (which shall be in writing to the extent possible) in response to any Third Party Acquisition proposal as the Board of Directors of the Company determines in its good faith judgment, after consultation with and based, among other things, upon the advice of legal counsel, may be required in order to comply with its fiduciary duties. The Company shall immediately notify the MergerSub in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and shall promptly update MergerSub of the status and any material developments concerning the same, including furnishing copies of any such written inquiries.

                  (b) Except as set forth in this Section 6.4(b), the Board of Directors of the Company shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. If the Board of Directors of the Company, by a majority disinterested vote determines in its good faith judgment after consultation with and based, among other things, upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Board of Directors of the Company may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined in subsection (c) below), but in each case only (i) after providing written notice to MergerSub (a "Notice of Superior Proposal") advising MergerSub that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if MergerSub does not, within two (2) business days of MergerSub's receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of a financial adviser of nationally recognized reputation consistent with such determination) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 10.1 and the Company has paid all amounts due to MergerSub pursuant to Section 10.2. Any disclosure that the Board of Directors of the Company may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Board of Directors of the Company in violation of this Section 6.4(b).

                  (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than MergerSub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and its Subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of ten percent (10%) or more of the outstanding Common Stock or the issuance by the Company of preferred stock of a new series containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its Subsidiaries of more than ten percent (10%) of the outstanding Shares; or
(vi) the acquisition by the Company or any of its Subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company, other than any such acquisition to which MergerSub has consented pursuant to Section 6.1(b). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than ten percent (10%) of the Shares then outstanding or all or substantially all the assets of the Company and otherwise for a consideration higher than the Merger Consideration and on terms that the Board of Directors of the Company by a majority vote determines in its good faith judgment (after receipt of written advice of a financial advisor of nationally recognized reputation consistent with such determination) to be more favorable to the Company's stockholders than the Merger.

         Section 6.5 RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall deliver to MergerSub evidence satisfactory to MergerSub of the resignation of all directors of the Company (other than Greg Grosch) effective at the Effective Time.

         Section 6.6 NOTICE. Promptly after the date hereof, the Company shall deliver to the holders of shares of its preferred stock in accordance with Section D(d)(iii)(D)(a) of Article IV of the Company's certificate of incorporation written notice of the pendency of an Automatic Conversion Event within the meaning of Section D(d)(iii)(D)(a) of Article IV of the Company's certificate of incorporation.

                                   ARTICLE VII
                             COVENANTS OF MERGERSUB

         Section 7.1 VOTING OF SHARES. MergerSub agrees to vote all Shares beneficially owned by it (including, without limitation, the shares subject to the Voting Agreements) in favor of adoption of this Agreement at the Company Stockholder Meeting.

         Section 7.2 DIRECTOR AND OFFICER LIABILITY. The Surviving Corporation shall honor all of the Company's obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Surviving Corporation's articles of incorporation and bylaws from the Effective Time until the expiration of the applicable statue of limitations with respect to any claims against such directors or officers arising out of such acts or omissions; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. For a period of 6 years after the Effective Time, the Surviving Corporation shall cause to be maintained the current policies of officers' and directors' liability insurance maintained by the Company (the "Current Policies") (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable (the "Replacement Policies")) in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by such Current Policies; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 175% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 175% of such annual premium); provided further that if the annual premium required to cause the Current Policies to be maintained as provided in this Section 7.2 exceeds 175% of the annual premium currently paid by the Company, any present or former officer or director of the Company who desires to be covered by the Current Policies may so elect and shall be covered by the Current Policies so long as such former officer or director pays the portion of the premium for such Current Policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 7.2.

                                  ARTICLE VIII
                     COVENANTS OF MERGERSUB AND THE COMPANY

         The parties hereto agree that:

         Section 8.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party shall also refrain from taking, directly or indirectly, any action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts to (i) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited form taking any action permitted by Section 6.4.

         Section 8.2       CERTAIN FILINGS.

                  (a) The Company and MergerSub shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consent approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking to obtain any such actions, consents, approvals or waivers, provided, however, that the Company shall not be required to make any material monetary expenditure or grant any material accommodation (financial or otherwise) in connection with any of the foregoing.

                  (b) The Company and MergerSub shall (i) use their respective reasonable best efforts to take or cause to be taken, (A) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Proxy Statement,
(B) such actions as may be required to have the Company Proxy Statement cleared by the SEC, as promptly as practicable, and (C) such actions as may be required to be taken under the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger and (ii) promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of Governmental Authorities (including, without limitation, any filing under the HSR Act or any other applicable antitrust law or regulation).

                  (c) The Company agrees to provide and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, (i) prior to the Effective Date, all documents that MergerSub may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to MergerSub and (ii) all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Effective Date in respect of the transactions contemplated by this Agreement, including (x) participation in meetings, and due diligence sessions, (y) furnishing information required to be included in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by MergerSub; provided that the form and substance of any of the material documents referred to in clause (y) and the terms and conditions of any of the material agreements and other documents referred to in clause (z) shall be substantially consistent with the terms and conditions of the Financing required to satisfy the condition precedent set forth in Section 9.2(c).

         Section 8.3 PUBLIC ANNOUNCEMENTS. MergerSub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby (other than following a change, if any, of the Board of Directors of the Company's recommendation of the Merger (in accordance with Section 6.4(b))), and except for any press release or public statement as may be required by applicable Law or any listing agreement with Nasdaq, will not issue any such press release or make any such public statement prior to such consultation.

         Section 8.4 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 8.5 NOTICES OF CERTAIN EVENTS. Each of the parties hereto shall promptly notify the other party of:

                           (i) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                           (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party's knowledge threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

         Section 9.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) This Agreement shall have been approved in accordance with the Delaware Corporation Law by the affirmative vote of the holders of a majority in voting interests of the Shares;

                  (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

                  (c) No provision of any applicable Law and no judgment. order, decree or injunction shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and MergerSub shall each use their reasonable best efforts to have any such judgment, order, decree or injunction vacated.

         Section 9.2 CONDITIONS TO THE OBLIGATIONS OF MERGERSUB. The obligations of MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

                  (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and MergerSub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to his knowledge to the foregoing effect;

                  (b) There shall not be pending (i) any action or proceeding by any Governmental Authority or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Authority that has reasonable likelihood of success seeking to
(w) make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages, (x) restrain or prohibit MergerSub's (including its affiliates) ownership or operation of all or any material portion of the business or assets of the Surviving Corporation or the Company, or to compel MergerSub or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation or the Company, (y) impose or confirm material limitations on the ability of MergerSub or any of its affiliates to effectively control the business or operations of the Surviving Corporation or the Company or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by MergerSub or any of its affiliates on all matters properly presented to the Company's stockholders, or (z) require divestiture by MergerSub or any of its affiliates of any material amount of Shares, and no court, arbitrator or Governmental Authority shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the sole judgment of MergerSub is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (w) through (z); provided, however, that MergerSub shall use its reasonable best efforts to have any such judgment, order, decree or injunction vacated;

                  (c) MergerSub shall have obtained the Financing pursuant to Section 5.8, it being acknowledged that if the parties to the Financing Letters or New Financing Letters other than Leonard Green & Partners, L.P. are prepared to perform thereon, the condition contained in this Section 9.2(c) shall be deemed to have been satisfied;

                  (d) The aggregate number of Shares of the Company on the Effective Time of the Merger, the holders of which have demanded purchase of their shares from the Company in accordance with the provisions of the Delaware Corporate Law, shall not equal 10% or more of the shares of the Company outstanding as of the record date for the Company Stockholder Meeting;

                  (e) No change in accounting practices or policies after the date hereof shall cause MergerSub reasonably to conclude that the Merger will not be recorded as a "recapitalization" for financial reporting purposes;

                  (f) The Voting Agreements and the Irrevocable Proxies shall be in full force and effect;

                  (g) Each of the individuals referred to in Section 2.2(c) shall have executed and delivered to MergerSub an employment agreement substantially in the form of EXHIBIT B;

                  (h) Each of the individuals referred to in Section 2.2(c) shall have executed and delivered to MergerSub a Stockholders Agreement substantially in the form of EXHIBIT C;

                  (i) The Board of Directors of the Company shall have made a determination pursuant to Section E of Article XI of the Company's certificate of incorporation that the transactions contemplated hereby meet the requirements of Section C of such Article XI; and

                  (j) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

         Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

                  (a) MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of MergerSub contained in this Agreement and in any certificate or other writing delivered by it pursuant hereto shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and the Company shall have received a certificate signed by the President or any Vice President of MergerSub to the foregoing effect; and

                  (b) The Board of Directors of the Company shall have received advice, reasonably satisfactory to the Board, from an independent advisor to the effect that the transactions contemplated herein are fair and reasonable to the Company and its stockholders.

                                    ARTICLE X
                                   TERMINATION

         Section 10.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a) By mutual written consent of the Company on the one hand and MergerSub on the other hand;

                  (b) By either the Company or MergerSub, if the Merger has not been consummated by January 31, 2000, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

                  (c) By either the Company or MergerSub, if MergerSub (in the case of termination by the Company) or the Company (in the case of termination by MergerSub) shall have breached in any material respect any of its covenants or obligations under this Agreement or any representation or warranty of MergerSub (in the case of termination by the Company) or of the Company (in the case of termination by MergerSub) shall have been incorrect in any material respect when made or at any time prior to the Effective Time (unless such breach is capable of cure and, in such case. the breaching party shall not have cured such breach within 15 days after the receipt of written notice from the non-breaching party to the breaching party of such breach);

                  (d) By either the Company or MergerSub, if any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

                  (e) By MergerSub (i) if prior to the consummation of the Merger, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to MergerSub its approval or recommendation of this Agreement or the Merger or shall have approved a Third Party Acquisition; provided, that MergerSub shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) solely as a result of the Company or the Board of Directors of the Company making such disclosure to the Company's stockholders as, in good faith judgment of the Board of Directors of the Company, after receiving advice from outside counsel, is required under applicable law; or (ii) if there shall have occurred a Third Party Acquisition; or (iii) if the Company, or any of the Company's officers, directors, employees, representatives or agents, shall take any of the actions described in the first sentence of Section 6.4(a) hereof, other than the proviso thereto;

                  (f) By the Company if the Company has approved a Superior Proposal in accordance with Section 6.4(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

                  (g) By either the Company or MergerSub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement is voted upon, the requisite stockholder vote in favor of the adoption of this Agreement shall not have been obtained.

         The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (g) shall give written notice of such termination to the other party in accordance with Section 11.1.

         Section 10.2      TERMINATION FEE.

                  (a) Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to any of Sections 10.1(e) or 10.l(f), then the Company shall immediately pay to MergerSub a break-up fee of Twelve Million Dollars ($12,000,000) (the "Termination Fee"). The parties hereto agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate MergerSub for the costs incurred, efforts expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In addition, if this Agreement is terminated pursuant to Section 10.1(g), or because the stockholder's meeting contemplated therein was never noticed or held by the Company, then in the event that, after the date hereof and prior to such termination, either (A) a Third Party Acquisition described in
Section 6.4(c)(iii) occurs, or (B) any Third Party shall have made, proposed, communicated or disclosed an intention to make a proposal with respect to a Third Party Acquisition (and, if the stockholder's meeting contemplated by Section 10.1(g) was held, in the additional circumstance where MergerSub was unable, despite using commercially reasonable efforts, to exercise its rights under the Voting Agreements to vote the shares covered thereby in favor of the adoption of this Agreement) then the Company shall immediately pay to MergerSub the Termination Fee.

                  (b) The Company shall pay, or reimburse MergerSub, upon submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all out of pocket costs, fees and expenses reasonably incurred by any of them or on their behalf arising out of, in connection with, or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers, or any Person providing or proposing to provide Financing, as well as commitment and other fees, charges and expenses of any such Person) (the "Expenses"); provided, however, that the Company shall not be required to pay or reimburse MergerSub for Expenses if (x) MergerSub fails in any material respect to perform any of its material obligations under this Agreement and has not cured such non-performance within 20 days after MergerSub has received written notice from the Company specifying the nature of such non-performance, or (y) MergerSub has materially breached any of the material representations or warranties made by it in Article V, and such breach is not cured (if the same is susceptible of being cured) within 20 days after MergerSub has received written notice from the Company specifying the nature of such breach or (z) the condition to closing set forth in
Section 9.2(c) has not been fulfilled, other than by reason of the failure of the Company to fulfill the condition to closing set forth in Section 9.2(j).

         Section 10.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant contained in this Agreement except that the agreements contained in the last proviso of Section 6.3 and Sections 10.2, 10.3, 11.1, 11.4 and 11.7 shall survive the termination hereof.

                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to MergerSub, to:

                  WC Recapitalization Corp.
                  11111 Santa Monica Boulevard,
                  Suite 2000
                  Los Angeles, California  90025
                  Attention:  Peter Nolan
                  Telephone:  (310) 954-0444
                  Facsimile:  (310) 954-0404

                  with a copy to:

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue,
                  Suite 4800
                  Los Angeles, California  90071
                  Attention:  Jennifer Bellah Maguire, Esq.
                  Telephone:  (213) 229-7000
                  Facsimile:  (213) 229-7520

                  if to the Company, to:

                  White Cap Industries, Inc.
                  3120 Airway Avenue
                  Costa Mesa, CA  92626
                  Attention:  Greg Grosch
                  Telephone:  (714) 850-0900
                  Facsimile:  (714) 859-1634

                  with a copy to:

                  Hogan & Hartson L.L.P.
                  1200 Seventeenth Street, Suite 1500
                  Denver, Colorado 80202
                  Attention:  Steven A. Cohen

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

                  Telephone:  (303) 899-7300
                  Facsimile:  (303) 899-7333

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (ii) if given by any other means when delivered at the address specified in this
Section 11.1.

         Section 11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until (but not beyond) the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 11.3      AMENDMENTS' NO WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by the Company and MergerSub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, there shall be no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

         Section 11.4 EXPENSES. Except as provided in Sections 6.4 and 10.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 11.5 TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by either MergerSub or the Surviving Corporation, and the Company shall cooperate with MergerSub in preparing, executing and filing any returns with respect to such Transfer Taxes.

         Section 11.6 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

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

         Section 11.7 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

         Section 11.8 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 11.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 11.10. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         Section 11.11 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article II and Section 7.2, is not intended to confer upon any Person other than the parties any rights or remedies.

         [Signature Page Follows]

                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           THE COMPANY

                                           WHITE CAP INDUSTRIES, INC.



                                           By:
                                               -------------------------------
                                               Name
                                               Title:

                                           MERGERSUB

                                           WC RECAPITALIZATION CORP.



                                           By:
                                               -------------------------------
                                                Name: Peter J. Nolan
                                                Title: President

                                     ANNEX 1

                           WHITE CAP INDUSTRIES, INC.
                        Summary of Terms--Preferred Stock


ISSUER............................      White Cap Industries, Inc.

AMOUNT............................      $65,000,000

DIVIDENDS.........................      10% per annum, payable quarterly.
                                        Payable at the option of the Issuer
                                        by board determination in cash or,
                                        if not paid, then cumulates.

MANDATORY REDEMPTION..............      Redeemable in whole after 20.5 years
                                        at the liquidation preference,
                                        together with cumulative accrued
                                        dividends.

VOTING............................      No voting rights, except (i) as
                                        required by state and other
                                        applicable law and (ii) that holders
                                        of a majority of the outstanding
                                        shares of Preferred Stock, voting as
                                        a separate class, will (a) have the
                                        right to approve each issuance by
                                        the Issuer of any securities that
                                        rank senior to the Preferred Stock
                                        as to dividends or upon a
                                        liquidation or securities that rank
                                        on a parity with the Preferred Stock
                                        as to dividends or upon a
                                        liquidation and (b) have the right
                                        to approve any amendment of the
                                        Issuer's articles of incorporation
                                        adverse to holders of the Preferred
                                        Stock.

RANKING...........................      The Preferred Stock will rank senior
                                        to (a) all classes of common stock
                                        of the Issuer and (b) all classes of
                                        preferred stock which are designated
                                        as junior to the Preferred Stock.

RIGHTS OF HOLDERS.................      There will be no non-pro rata
                                        redemptions by the Company.




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